Microsoft Word 11.0.6502;Sub-Item 77Q1(e):  Copies of any new or amended
 Registrant investment advisory contracts
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1.       Interim Sub-Advisory Agreement dated May 11, 2005, between Commerce
         Investment Advisors, Inc. and Bank of Ireland Asset Management (U.S.) Limited is hereby incorporated by reference to Exhibit-99.(D)(8) of Post-Effective Amendment Number 26 filed on December 28, 2005 (Accession No.
         0001193125-05-249645) ("PEA. No. 26")

2. Sub-Advisory Agreement dated September 19, 2005, between Commerce Investment Advisors, Inc. and Alliance Capital Management L.P. is hereby incorporated by reference to Exhibit-99.(D)(9) of PEA No. 26.

3. Waiver Agreement between Commerce Investment Advisors, Inc. and Alliance Capital Management L.P. is hereby incorporated by reference to Exhibit-99.(D)(10) of PEA No. 26.